Exhibit 99.1

        Arrow Electronics to Acquire the Agilysys KeyLink Systems Group

         --Arrow to Become Leading Distributor of IBM and HP Enterprise
                                   Products--

           --Further Increases Revenues From Fast Growing Storage and
                               Software Markets--

               --Acquisition Immediately Accretive Post Closing--

    MELVILLE, N.Y.--(BUSINESS WIRE)--Jan. 2, 2007--Arrow Electronics, Inc. (NYSE:ARW) announced today that it has signed a definitive agreement pursuant to which Arrow will acquire substantially all of the assets and operations of the Agilysys KeyLink Systems Group ("KeyLink"), a leading enterprise computing solutions distributor, for $485 million in cash. Arrow will also enter into a long-term procurement agreement with the Agilysys Enterprise Solutions Group, Agilysys' value-added reseller business.

    Based in Cleveland, Ohio, KeyLink is a leading value-added distributor of enterprise servers, storage and software in the United States and Canada. Through approximately 500 employees, KeyLink provides complex solutions from industry leading manufacturers to more than 800 reseller partners. Pro forma sales for the 2006 calendar year are expected to be approximately $1.6 billion, which include revenues that will be associated with the above-mentioned procurement agreement.

    "With this acquisition, we will become the leading distributor of enterprise products for both International Business Machines Corp. and Hewlett Packard Company, as well as the leading value-added distributor of storage and software," stated William E. Mitchell, chairman, president and chief executive officer of Arrow Electronics, Inc. "Keylink is a natural complement to our existing enterprise computing solutions business with its value-added approach and its resellers' focus on small and medium sized customers," added Mr. Mitchell.

    "Our partnership will create significant cross selling opportunities to further accelerate our growth in the global enterprise computing solutions distribution market. All field sales positions will remain intact to ensure that we will continue to provide our customers and suppliers with superior levels of service," stated M. Catherine Morris, president, Arrow Enterprise Computing Solutions.

    "We believe KeyLink will further benefit from Arrow's considerable global scale, vast customer base, strong financial resources and leadership in the technology distribution market," said Arthur Rhein, chairman, president and chief executive officer of Agilysys. "As a result of this transaction, both Agilysys and Keylink will be better positioned to achieve their full potential as Agilysys focuses solely on growing its information technology solutions business. We wish Arrow well as they continue to grow their business," added Mr. Rhein.

    "The acquisition is expected to be $.18 to $.22 accretive in the first twelve months and will further strengthen our industry leading return on invested capital, while generating an expected $30 million in operating cash flow annually," added Paul J. Reilly, senior vice president and chief financial officer of Arrow Electronics, Inc.

    The transaction, which will be funded with cash-on-hand plus borrowings under Arrow's existing committed liquidity facilities, is subject to customary closing conditions, including obtaining the necessary government approvals, and is expected to be completed within 90 days. Goldman, Sachs & Co. acted as financial advisor and Milbank, Tweed, Hadley & McCloy LLP acted as legal counsel to Arrow in connection with this transaction.

    A conference call and audio webcast relating to this announcement have been scheduled for January 3, 2007 at 10 AM eastern time. The call is accessible by telephone at 800-811-8824 (toll-free) or 913-981-4903 for participants outside the United States and Canada. The access code is 2453171. An audio replay of the call will be available through January 10, 2007. The replay numbers are 888-203-1112 for the United States and Canada and 719-457-0820 for callers from other countries. The access code is 2453171. To access the live webcast, visit www.arrow.com/investor. The webcast replay will be available through January 17, 2007.

    Arrow Electronics (www.arrow.com) is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories.

    Information Relating to Forward-Looking Statements

    This press release includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's ongoing planned implementation of its new global financial system and new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the electronic components and computer products markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company's ability to generate additional cash flow. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns, 631-847-1657
             Vice President & Treasurer
             or
             Paul J. Reilly, 631-847-1872
             Senior Vice President & Chief Financial Officer or
             Media:
             Jacqueline F. Strayer, 631-847-2101
             Vice President, Corporate Communications